Exhibit 10.1

Execution Version

SECURITIES PURCHASE AGREEMENT

BY AND BETWEEN

PFSWEB, INC.,

AND

TRANSCOSMOS INC.

May 15, 2013

1. Definitions	1

2. Authorization, Purchase and Sale of Securities	5

2.1 Authorization, Purchase and Sale	5
2.2 Closing	6

3. Representations and Warranties of the Company	6

3.1 Organization and Power	6
3.2 Capitalization	6
3.3 Registration Rights	7
3.4 Authorization	7
3.5 Valid Issuance	7
3.6 No Conflict	7
3.7 Consents	8
3.8 SEC Reports; Financial Statements	8
3.9 Compliance with Law	9
3.10 Intellectual Property	9
3.11 Taxes	9
3.12 Nasdaq Stock Market	10
3.13 General Solicitation; No Integration	10
3.14 Brokers	10
3.15 Contracts	10
3.16 Accountants	10
3.17 Internal Accounting Controls	11
3.18 Off-Balance Sheet Arrangements	11
3.19 No Manipulation of Stock	11
3.20 Insurance	11
3.21 Properties	11
3.22 Investment Company Status	12
3.23 Transactions With Affiliates and Employees	12
3.24 Foreign Corrupt Practices	12
3.25 Money Laundering Laws	12
3.26 OFAC	12
3.27 Environmental Laws	13
3.28 Employee Relations	13
3.29 ERISA	13
3.30 Obligations of Management	14
3.31 Application of Takeover Protections; Rights Agreement	14
3.32 Reliance by the Purchaser	14

4. Representations and Warranties of Purchaser	14

4.1 Organization	14
4.2 Authorization	14
4.3 No Conflict	15

TABLE OF CONTENTS (CONTINUED)

4.4 Consents	15
4.5 Absence of Litigation	15
4.6 Purchaser’s Financing	15
4.7 Brokers and Finders	16
4.8 Purchase Entirely for Own Account	16
4.9 General Solicitation	16
4.10 Investor Status	16
4.11 Securities Not Registered	16
4.12 Legend	17
4.13 Foreign Corrupt Practices	17
4.14 Money Laundering Laws	17
4.15 OFAC	18

5. Covenants	18

5.1 Additional Issuances of Securities	18
5.2 Lock-Up Period	19
5.3 Board Designee	19
5.4 Information Rights	21
5.5 Specific Performance	21
5.6 Use of Proceeds	22
5.7 Standstill	22
5.8 NASDAQ Listing	23
5.9 Further Assurances	23

6. Conditions Precedent	24

6.1 Conditions to the Obligation of the Purchaser	24
6.2 Conditions to the Obligation of the Company	25

7. Termination	25

7.1 Conditions of Termination	25
7.2 Effect of Termination	25

8. Miscellaneous Provisions	25

8.1 Public Statements or Releases	25
8.2 Interpretation	25
8.3 Notices	26
8.4 Severability	27
8.5 Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury	27
8.6 Waiver	28
8.7 Expenses	28
8.8 Assignment	28
8.9 Confidential Information	29
8.10 Third Parties	29
8.11 Counterparts	29

TABLE OF CONTENTS (CONTINUED)

8.12 Entire Agreement; Amendments	29
8.13 Survival	30

Exhibits

Exhibit A	Form of Registration Rights Agreement
Exhibit B	Form of Legal Opinion
Exhibit C	Form of Rights Plan Amendment
Exhibit D	Form of Disclosure Letter

This SECURITIES PURCHASE AGREEMENT (this “Agreement”) is dated as of May 15, 2013, by and between PFSweb, Inc., a Delaware corporation (the “Company”), and transcosmos inc. (the “Purchaser”).

WHEREAS, the Company has authorized the issuance of 3,214,369 shares (the “Securities”) of common stock, par value $0.001 per share, of the Company (the “Common Stock”);

WHEREAS, the Company desires to issue and sell to the Purchaser pursuant to this Agreement, and the Purchaser desires to purchase from the Company the Securities;

NOW THEREFORE, in consideration of the mutual agreements, representations, warranties and covenants herein contained, the parties hereto agree as follows:

1. Definitions. As used in this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with such Person.

“Agreement” has the meaning set forth in the recitals hereof.

“Beneficially Own,” “Beneficially Owned,” “Beneficially Owning” or “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 of the rules and regulations promulgated under the Exchange Act, except that for purposes of this Agreement the words “within sixty days” in Rule 13d-3(d)(1)(i) shall not apply, to the effect that a Person shall be deemed to be the beneficial owner of a security if that Person has the right to acquire beneficial ownership of such security at any time.

“Benefit Plan” or “Benefit Plans” shall mean employee benefit plans as defined in Section 3(3) of ERISA and all other employee benefit practices or arrangements, including, without limitation, any such practices or arrangements providing severance pay, sick leave, vacation pay, salary continuation for disability, retirement benefits, deferred compensation, bonus pay, incentive pay, stock options or other stock-based compensation, hospitalization insurance, medical insurance, life insurance, scholarships or tuition reimbursements, maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is obligated to contribute for employees or former employees.

“Board Designee” has the meaning set forth in Section 5.3(a) hereof.

“Board of Directors” shall mean the Board of Directors of the Company.

“Closing” has the meaning set forth in Section 2.2 hereof.

“Closing Date” has the meaning set forth in Section 2.2 hereof.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” has the meaning set forth in the recitals hereof.

“Common Stock Equivalents” shall mean, collectively, Options and Convertible Securities.

“Company” has the meaning set forth in the recitals hereof.

“Confidential Information” has the meaning set forth in Section 8.9 hereof.

“Control” (including the terms “controlling” “controlled by” and “under common control with”) with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Convertible Securities” shall mean any stock or securities (other than Options) convertible into or exercisable or exchangeable for shares of Common Stock.

“Designee Termination Date” has the meaning set forth in Section 5.3(e) hereof.

“Disclosure Letter” has the meaning set forth in Section 6.1(h) hereof.

“Environmental Laws” has the meaning set forth in Section 3.27 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and all of the rules and regulations promulgated thereunder.

“Excluded Securities” shall mean securities issued in connection with (i) any equity incentive plan approved by the Board of Directors of the Company; (ii) upon conversion of any outstanding Options or Convertible Securities outstanding prior to the date of this Agreement; (iii) issuances of equity to a seller, or in the case of a merger, the equity holders of the target company in such merger, or the officers or employees thereof, in each case in connection with a bona fide merger, business combination transaction or acquisition of stock or assets outside of the ordinary course that is approved by the Board of Directors of the Company; (iv) a stock split or other subdivision or combination, or a stock dividend made to all holders of any Company equity on a pro rata basis; or (v) warrants exercisable into shares of Common Stock on customary terms issued to a bank or equipment lessor acting as bona fide lender in connection with a credit facility or equipment leasing provided by such Person.

“Financial Statements” has the meaning set forth in Section 3.8(b) hereof.

“GAAP” has the meaning set forth in Section 3.8(b) hereof.

“Intellectual Property” means all intellectual property rights and related priority rights, arising from or in respect of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction or under any international convention, including: (i) all patents and patent applications, including all continuations, divisionals, continuations-in-part and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions thereof (collectively, “Patents”); (ii) all trademarks, service marks, trade names, trade dress, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof; (iii) all copyrights, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof; and (iv) all confidential and proprietary information or non-public discoveries, concepts, ideas, research and development, technology, software, know-how, formulae, inventions, trade secrets, compositions, processes, techniques, technical data and information, procedures, designs, drawings, specifications, databases, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, in each case excluding any rights in respect of any of the foregoing that comprise or are protected by Patents.

“Material Adverse Effect” shall mean such facts, circumstances, events or changes that are, individually or in the aggregate, materially adverse to (i) the business, financial condition, assets or continuing operations of the Company and its Subsidiaries taken as a whole or (ii) the Company’s ability to perform its obligations under this Agreement; provided, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect to the extent resulting from the following: (A) changes, after the date hereof, in GAAP, (B) changes, after the date hereof, in applicable laws, rules and regulations or interpretations thereof by any court, administrative agency or other governmental authority, whether federal, state, local or foreign, or any applicable industry self-regulatory organization that would impact the Company’s ability to fulfill its obligations under the Transaction Agreements, (C) changes, after the date hereof, in general economic, monetary or financial conditions, (D) changes in the market price or trading volumes of the Common Stock (excluding the underlying causes of such changes), (E) changes in global or national political conditions, including the outbreak or escalation of war or acts of terrorism and (F) the public disclosure of this Agreement or the transactions contemplated hereby; except, with respect to clauses, (B), (C) and (E), to the extent that the effects of such changes have a disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies generally.

“Material Contracts” has the meaning set forth in Section 3.15 hereof.

“Money Laundering Laws” has the meaning set forth in Section 3.25 hereof.

“Notice of Acceptance” has the meaning set forth in Section 5.1(c) hereof.

“OFAC” has the meaning set forth in Section 3.26 hereof.

“Offer” has the meaning set forth in Section 5.1(b) hereof.

“Offer Notice” has the meaning set forth in Section 5.1(b) hereof.

“Offer Period” has the meaning set forth in Section 5.1(c) hereof.

“Offered Securities” has the meaning set forth in Section 5.1(b) hereof.

“Options” shall mean any rights, warrants or options to subscribe for or purchase shares of Common Stock or Convertible Securities.

“Permitted Transferees” shall mean any controlled Affiliates or direct or indirect Subsidiaries of Purchaser.

“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or any other entity or organization.

“Preferred Stock” has the meaning set forth in Section 3.2(a) hereof.

“Purchaser” has the meanings set forth in the recitals hereof.

“Purchaser Adverse Effect” has the meaning set forth in Section 4.3 hereof.

“Refused Securities” has the meaning set forth in Section 5.1(d) hereof.

“Registration Rights Agreement” has the meaning set forth in Section 6.1(e) hereof.

“Representatives” has the meaning set forth in Section 8.9 hereof.

“Rights Plan” shall mean that certain Rights Agreement, dated as of June 8, 2000 (as amended), between the Company and Mellon Investor Services LLC, as successor to ChaseMellon Shareholder Services, L.L.C., as rights agent.

“Rights Plan Amendment” has the meaning set forth in Section 6.1(g) hereof.

“SEC” shall mean the Securities and Exchange Commission.

“SEC Documents” has the meaning set forth in Section 3.15 hereof.

“SEC Reports” shall mean the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and any Current Reports on Form 8-K filed or furnished by the Company prior to the date of hereof, together in each case with any documents incorporated by reference therein or exhibits thereto.

“SEC Rules” shall mean the rules and regulations of the SEC promulgated under the Securities Act and Exchange Act.

“Securities” has the meanings set forth in the recitals hereof.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all of the rules and regulations promulgated thereunder.

“Standstill Period” has the meaning set forth in Section 5.7 hereof.

“Subsequent Placement” has the meaning set forth in Section 5.1(a) hereof.

“Subsidiary” when used with respect to any party shall mean any corporation or other organization, whether incorporated or unincorporated, at least a majority of the securities or other interests of which having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries, or by such party and one or more of its Subsidiaries.

“Tax Returns” shall mean returns, reports, information statements and other documentation (including any additional or supporting material) filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and shall include any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

“Taxes” shall mean any and all federal, state, local, foreign and other taxes, levies, fees, imposts, duties and charges of whatever kind (including any interest, penalties or additions to the tax imposed in connection therewith or with respect thereto), whether or not imposed on the Company, including, without limitation, taxes imposed on, or measured by, income, franchise, profits or gross receipts, and also ad valorem, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers’ compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premium, windfall profits, transfer and gains taxes and customs duties.

“Transaction Agreements” shall mean this Agreement and the Registration Rights Agreement and the Rights Plan Amendment.

“Transfer” shall mean sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in or otherwise dispose of (whether by operation of law or otherwise), in whole or in part, or directly or indirectly enter into, or cause to become subject to, any option, warrant, purchase right, or other contract or commitment that could require the Purchaser to sell, assign, transfer, convey, hypothecate, pledge, encumber, grant a security interest in, or otherwise dispose of (whether by operation of law or otherwise), in whole or in part.

“Trigger Date” has the meaning set forth in Section 5.1(a) hereof.

“Voting Stock” shall mean securities of any class or kind ordinarily having the power to vote generally for the election of directors, managers or other voting members of the governing body of the Company or any successor thereto.

2. Authorization, Purchase and Sale of Securities.

2.1 Authorization, Purchase and Sale. The Company has authorized the initial sale and issuance to the Purchaser of the Securities. Subject to and upon the terms and conditions set forth in this Agreement, at the Closing, the Company shall issue and sell to the Purchaser, and the Purchaser shall purchase from the Company, the Securities at a purchase price equal to $4.57 per share for a total aggregate purchase price of $14,689,666.33.

2.2 Closing. Subject to the satisfaction or waiver of the conditions set forth in Section 6 of this Agreement, the closing of the purchase and sale of the Securities (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 650 Page Mill Road, Palo Alto, CA 94304 on May 15, 2013 at 10:00 a.m. P.S.T. (the “Closing Date”). At the Closing, the Securities shall be reflected by book-entry or by the issuance of one or more one or more certificates in definitive certificated form against payment to the Company of the purchase price therefor by wire transfer to the Company of immediately available funds to an account to be designated by the Company.

3. Representations and Warranties of the Company. Except as set forth in the specific section referenced in the Disclosure Letter, the Company hereby represents and warrants to the Purchaser as follows:

3.1 Organization and Power. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing (where relevant) under the laws of its jurisdiction of organization, has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted and is qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except where such failures of such Subsidiaries to be so organized or existing, or of the Company or its Subsidiaries to be in good standing or to have such power and authority or to so qualify would not reasonably be expected to have a Material Adverse Effect.

3.2 Capitalization.

(a) As of the date of this Agreement, the authorized shares of capital stock of the Company consist of 35,000,000 shares of Common Stock and 1,000,000 shares of preferred stock, par value $0.001 per share (“Preferred Stock”). As of April 30, 2013, (i) the total number of outstanding shares of Common Stock was 12,865,516, the total number of shares of Common Stock issuable pursuant to outstanding options and other rights to acquire Common Stock was 1,977,677 and the total number of shares of Common Stock maintained for future issuance under the Company’s Benefit Plans (exclusive of outstanding options and other rights to acquire Common Stock) was 1,443,141 and (ii) no shares of Preferred Stock or options or rights to acquire Preferred Stock were outstanding (other than in connection with the Rights Plan). Since April 30, 2013 through the date hereof, (i) the Company has only issued options or other rights to acquire Common Stock pursuant to the Amended and Restated 2005 Employee Stock and Incentive Plan of the Company and the Amended and Restated Non-Employee Director Stock Option and Retainer Plan of the Company and (ii) the only shares of capital stock issued by the Company were pursuant to outstanding options and other rights to purchase Common Stock. All such issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Since April 30, 2013, no dividends have been declared or paid with respect to the shares of Common Stock.

(b) As of the date of this Agreement, except as set forth in Section 3.2(a), and except for pursuant to the Company’s Benefit Plans, there are no existing options, warrants, calls, preemptive (or similar) rights, subscriptions or other rights, agreements or commitments obligating the Company to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock of the Company or any securities convertible into or exchangeable for such capital stock, and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any of its shares of capital stock.

3.3 Registration Rights. Except as set forth in the Transaction Agreements, the Company has not granted to any Person the right to require the Company to register Common Stock on or after the date of this Agreement.

3.4 Authorization. The Company has all requisite corporate power to enter into the Transaction Agreements and to carry out and perform its obligations under the terms of the Transaction Agreements. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization of the Securities, the authorization, execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated herein has been taken. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Securities and the consummation of the other transactions contemplated herein do not require any approval of the Company’s stockholders. Assuming this Agreement constitutes the legal and binding agreement of the Purchaser, this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution by the Company and the Purchaser and assuming that they constitute legal and binding agreements of the Purchaser, the Registration Rights Agreement will constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law.

3.5 Valid Issuance. The Securities, when issued against payment therefor as provided herein, will be duly and validly issued, fully paid and nonassessable. Subject to the accuracy of the representations made by the Purchaser in Section 4 hereof, the Securities will be issued to the Purchaser in compliance with applicable exemptions from (i) the registration and prospectus delivery requirements of the Securities Act and (ii) the registration and qualification requirements of applicable securities laws of the states of the United States.

3.6 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Company, the issuance of the Securities and the consummation of the other transactions contemplated hereby will not (i) violate any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company or (ii) conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a benefit under any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Company or its Subsidiaries or their respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect.

3.7 Consents. All consents, approvals, orders and authorizations required on the part of the Company or its Subsidiaries in connection with the execution, delivery or performance of this Agreement and the issuance of the Securities have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain would not reasonably be expected to have a Material Adverse Effect.

3.8 SEC Reports; Financial Statements.

(a) The Company has filed all required registration statements, prospectuses, reports, schedules, forms, statements and other documents required to be filed by it with the SEC since January 1, 2012. The information contained or incorporated by reference in the SEC Reports was true and correct in all material respects as of the respective dates of the filing thereof with the SEC (or if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing); and, as of such respective dates, the SEC Reports did not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the SEC Reports, as of their respective dates, complied as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations promulgated thereunder.

(b) The financial statements of the Company included in the SEC Reports (collectively, the “Financial Statements”) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated, and the results of its operations and cash flows for the periods therein specified, all in accordance with United States generally accepted accounting principles applied on a consistent basis (“GAAP”) throughout the periods therein specified (except as otherwise noted therein, and in the case of quarterly financial statements except for the absence of footnote disclosure and subject, in the case of interim periods, to normal year-end adjustments).

(c) Except as disclosed in the SEC Reports, the Company and its Subsidiaries have not incurred any liabilities that are of a nature that would be required to be disclosed on a balance sheet of the Company and its Subsidiaries or the footnotes thereto prepared in conformity with GAAP, other than (i) liabilities incurred in the ordinary course of business since December 31, 2012, and (ii) liabilities that would not reasonably be expected to have a Material Adverse Effect.

(d) Since April 30, 2013, there have not been any changes, circumstances, conditions or events which, individually or in the aggregate, have had, or would reasonably be expected to have, a Material Adverse Effect.

(e) There is no action, suit, proceeding or arbitration pending, or, to the Company’s knowledge, any claim, investigation or inquiry pending or threatened by or before any governmental body against the Company which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Company or its Subsidiaries that would reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, the Company is not currently subject to any investigation by any governmental body with respect to any allegation of “backdating” options granted to any employees or directors that would reasonably be expected to have a Material Adverse Effect.

3.9 Compliance with Law. Neither the Company nor any of its Subsidiaries is in violation of its respective certificate of incorporation, bylaws or other organizational documents, or to its knowledge, is in violation of any statute or law, judgment, decree, rule, regulation, ordinance or order of any court or governmental or regulatory body (including The NASDAQ Stock Market), governmental agency, arbitration panel or authority applicable to the Company or any of its Subsidiaries, which violation, individually or in the aggregate, would be reasonably likely to have a Material Adverse Effect, or is in default (and there exists no condition which, with or without the passage of time or giving of notice or both, would constitute a default) in any material respect in the performance of any bond, debenture, note or any other evidence of indebtedness in any indenture, mortgage, deed of trust or any other material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or by which the properties of the Company are bound, which would be reasonably likely to have a Material Adverse Effect. There has not been, and to the knowledge of the Company, there is not pending or contemplated, any investigation by the SEC involving the Company or, to the Company’s knowledge, any current or former director or officer of the Company and the Company has not received any comment letter from the SEC relating to any SEC Documents which has not been resolved. The SEC has not issued any stop order or other order suspending the effectiveness of any registration statement filed by the Company under the Exchange Act or the Securities Act.

3.10 Intellectual Property. Except as would not reasonably be expected to have a Material Adverse Effect: (a) the Company and each of its Subsidiaries owns, or possesses sufficient rights to use, or can acquire on reasonable terms, all Intellectual Property necessary for the conduct of its business as currently conducted; (b) to the Company’s knowledge, the use by the Company and its Subsidiaries of any Intellectual Property used in the conduct of the Company’s and its Subsidiaries’ business as currently conducted does not infringe on or otherwise violate the rights of any Person; (c) the use of any licensed Intellectual Property by the Company or its Subsidiaries is in accordance with applicable licenses pursuant to which the Company or such Subsidiary acquired the right to use such Intellectual Property; and (d) to the knowledge of the Company, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or exclusively licensed to the Company or its Subsidiaries.

3.11 Taxes. The Company and each of its Subsidiaries have filed all Tax Returns required to have been filed (or extensions have been duly obtained) and have paid all Taxes (as defined below) required to have been paid by it, except for those which are being contested in good faith and except where failure to file such Tax Returns or pay such Taxes would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

3.12 Nasdaq Stock Market. Shares of the Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed on the Nasdaq Capital Market. The Company is in compliance with the requirements of the Nasdaq Capital Market for continued listing of the Common Stock thereon. The Company has taken no action designed to, or likely to have the effect of, terminating the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the Nasdaq Capital Market, nor has the Company received any notification that the SEC or the Nasdaq Capital Market is contemplating terminating such registration or listing. The transactions contemplated by the Transaction Agreements do not contravene the rules and regulations of the Nasdaq Capital Market.

3.13 General Solicitation; No Integration. Neither the Company nor any other person or entity authorized by the Company to act on its behalf has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Securities. The Company has not, directly or indirectly, sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which, to its knowledge, is or will be integrated with the Securities sold pursuant to this Agreement.

3.14 Brokers. Neither the Company nor any other Person authorized by the Company to act on its behalf has retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Purchaser would be required to pay.

3.15 Contracts. Each indenture, contract, lease, mortgage, deed of trust, note agreement, loan or other agreement or instrument of a character that is required to be described or summarized in all documents and reports that the Company was required to file under the Exchange Act for the two years preceding the Closing Date (the foregoing materials, together with any materials filed by the Company under the Exchange Act, whether or not required, collectively the “SEC Documents”) or to be filed as an exhibit to the SEC Documents under the SEC Rules (collectively, the “Material Contracts”) is so described, summarized or filed. The Material Contracts to which the Company or its subsidiaries are a party have been duly and validly authorized, executed and delivered by the Company and constitute the legal, valid and binding agreements of the Company or its Subsidiaries, as applicable, enforceable by and against the Company or its Subsidiaries, as applicable, in accordance with their respective terms, subject to applicable bankruptcy, insolvency, reorganization, or similar laws relating to or affecting the enforcement of creditors’ rights.

3.16 Accountants. To the Knowledge of the Company, Grant Thornton LLP, who has expressed its opinion with respect to the consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, are registered independent public accountants as required by the Securities Act and the rules and regulations promulgated thereunder (and by the rules of the Public Company Accounting Oversight Board).

3.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has disclosure controls and procedures (as defined in Rules 13a-14 and 15d-14 under the Exchange Act) that are effective and designed to ensure that (i) material information required to be disclosed in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified by the SEC Rules, and (ii) such information is accumulated and communicated to the Company’s management, including its principal executive officer and principal financial officer, to allow timely decisions regarding required disclosure. The Company is otherwise in compliance in all material respects with all applicable provisions of the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations promulgated thereunder.

3.18 Off-Balance Sheet Arrangements. There is no transaction, arrangement or other relationship between the Company or its Subsidiaries and an unconsolidated or other off-balance sheet entity that is required to be disclosed by the Company in its Exchange Act filings and is not so disclosed and that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

3.19 No Manipulation of Stock. Neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge, any of their respective officers, director, employees, Affiliates or controlling persons has taken, in violation of applicable law, any action designed to, directly or indirectly, cause or result in stabilization or manipulation of the price of the Common Stock to facilitate the sale or resale of the Securities.

3.20 Insurance. Except as would not be reasonably likely to have a Material Adverse Effect, (a) the Company and its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are prudent and customary in the businesses in which the Company and the Subsidiaries are engaged and (b) neither the Company nor any Subsidiary has any reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business.

3.21 Properties. The Company and its Subsidiaries have good and valid title to all the properties and assets described as owned by them in the consolidated financial statements included in the SEC Documents, free and clear of all liens, mortgages, pledges, or encumbrances of any kind except (i) those, if any, reflected in such consolidated financial statements (including the notes thereto), (ii) liens for taxes and other governmental charges and assessments arising in the ordinary course which are not yet due and payable, (iii) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, or (iv) those that are not material in amount and do not adversely affect the use made and proposed to be made of such property by the Company or its Subsidiaries. The Company and each of its Subsidiaries hold their leased properties under valid and binding leases. The Company and each of its Subsidiaries own or lease all such properties as are necessary to its operations as now conducted.

3.22 Investment Company Status. The Company is not, and immediately after receipt of payment for the Securities will not be, an “investment company,” an “affiliated person” of, “promoter” for or “principal underwriter” for, or an entity “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or the rules and regulations promulgated thereunder.

3.23 Transactions With Affiliates and Employees. None of the officers or directors of the Company or its Subsidiaries and, to the knowledge of the Company, none of the employees of the Company or its Subsidiaries is presently a party to any transaction with the Company or any Subsidiary (other than for services as employees, officers and directors required to be disclosed under Item 404 of Regulation S-K under the Exchange Act).

3.24 Foreign Corrupt Practices. Neither the Company nor its Subsidiaries, nor to the knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or its Subsidiaries has, in the course of its actions for, or on behalf of, the Company or any of its Subsidiaries (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

3.25 Money Laundering Laws. The operations of the Company and its Subsidiaries are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, applicable money laundering statutes and applicable rules and regulations thereunder (collectively, the “Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

3.26 OFAC. Neither the Company nor, to the Company’s knowledge, any director, officer, agent, employee or affiliate of the Company is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”); and the Company will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

3.27 Environmental Laws. The Company and its Subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, have a Material Adverse Effect. There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, individually or in the aggregate, have a Material Adverse Effect.

3.28 Employee Relations. Neither the Company nor any of its Subsidiaries is a party to any collective bargaining agreement. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice except for matters which would not, individually or in the aggregate, have a Material Adverse Effect. Except as would not have a Material Adverse Effect, there is (A) no unfair labor practice complaint pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is pending or threatened, (B) no strike, labor dispute, slowdown or stoppage pending or, to the Company’s knowledge, threatened against the Company or any of its Subsidiaries and (C) no union representation dispute currently existing concerning the employees of the Company or any of its Subsidiaries, and (ii) to the Company’s knowledge, (A) no union organizing activities are currently taking place concerning the employees of the Company or any of its Subsidiaries and (B) there has been no violation of any federal, state, local or foreign law relating to discrimination in the hiring, promotion or pay of employees or any applicable wage or hour laws. No current executive officer of the Company (as defined in Rule 501(f) promulgated under the Securities Act) has notified the Company that such officer intends to leave the Company or otherwise terminate such officer’s employment with the Company. No executive officer of the Company, to the knowledge of the Company, is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement, non-competition agreement, or any other material agreement or covenant.

3.29 ERISA. The Company and its Subsidiaries are in compliance in all material respects with all presently applicable provisions of ERISA; no “reportable event” (as defined in ERISA) has occurred with respect to any “pension plan” (as defined in ERISA) for which the Company or any of its Subsidiaries would have any material liability; the Company has not incurred and does not expect to incur material liability under (i) Title IV of ERISA with respect to termination of, or withdrawal from, any “pension plan”; or (ii) Sections 412 or 4971 of the Code; and each “Pension Plan” for which the Company would have liability that is intended to be qualified under Section 401(a) of the Code is so qualified in all material respects and nothing has occurred, whether by action or by failure to act, which would cause the loss of such qualification.

3.30 Obligations of Management. To the Company’s knowledge, each executive officer of the Company or the Subsidiaries is currently devoting substantially all of his or her business time to the conduct of the business of the Company or the Subsidiaries, respectively. The Company has not received written notice that any executive officer of the Company or the Subsidiaries is planning to work less than full time at the Company or the Subsidiaries, respectively, in the future. To the Company’s knowledge, no executive officer of the Company or its Subsidiaries is currently working nor has the Company received written notice that any executive officer of the Company or its Subsidiaries plans to work for a competitive enterprise, whether or not such executive officer is or will be compensated by such enterprise. To the Company’s knowledge, no executive officer or person currently nominated to become an executive officer of the Company or the subsidiaries is or has been subject to any judgment or order of, the subject of any pending civil or administrative action by the SEC or any self-regulatory organization.

3.31 Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including amending the Rights Plan with the Rights Plan Amendment) or other similar anti-takeover provision under the Company’s certificate of incorporation or the laws of the State of Delaware which is or could become applicable to the Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities, the Purchaser’s ownership of the Securities and the Purchaser’s increasing its Beneficial Ownership to include additional shares of Common Stock so long as the Purchaser does not Beneficially Own more than 5% of the Company’s then outstanding Common Stock (excluding the Securities) (the “Share Ownership Limit”), and the Company shall not amend or enter into a new rights plan that provides that Purchaser is an “acquiring person” under the plan or plans so long as its Beneficial Ownership is less than the Share Ownership Limit. Other than the Rights Plan Amendment, the Rights Plan has not been amended, rescinded or modified since July 2, 2010. No further action is necessary to waive the applicability of Section 203 of the General Corporation Law of the State of Delaware to the Purchaser with respect to the sale of the Securities or the Purchaser increasing its Beneficial Ownership to include additional shares of Common Stock so long as the Purchaser does not Beneficially Own more than 5% of the Company’s then outstanding Common Stock (excluding the Securities).

3.32 Reliance by the Purchaser. In evaluating the suitability of an investment in the Securities, the Purchaser has relied solely upon the representations and warranties in this Agreement.

4. Representations and Warranties of Purchaser. The Purchaser represents and warrants to the Company as follows:

4.1 Organization. The Purchaser is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now conducted.

4.2 Authorization. The Purchaser has all requisite corporate or similar power to enter into this Agreement and the other Transaction Agreements and to carry out and perform its obligations hereunder and thereunder. All corporate, member or partnership action on the part of the

Purchaser or its stockholders, members or partners necessary for the authorization, execution, delivery and performance of this Agreement and the other Transaction Agreements and the consummation of the other transactions contemplated herein has been taken. Assuming this Agreement constitutes the legal and binding agreement of the Company, this Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law). Upon execution by the Purchaser and the Company and assuming that they constitute legal and binding agreements of the Company, each of the other Transaction Agreements will constitute a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally or by general equity principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3 No Conflict. The execution, delivery and performance of the Transaction Agreements by the Purchaser and the consummation of the other transactions contemplated hereby will not conflict with or result in any violation of or default by the Purchaser (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, a change of control right or to a loss of a material benefit under (i) any provision of the organizational documents of the Purchaser or (ii) any agreement or instrument, credit facility, franchise, license, judgment, order, statute, law, ordinance, rule or regulations, applicable to the Purchaser or its respective properties or assets, except, in the case of clause (ii), as would not, individually or in the aggregate, be reasonably expected to materially delay or hinder the ability of the Purchaser to perform its obligations under the Transaction Agreements (a “Purchaser Adverse Effect”).

4.4 Consents. All consents, approvals, orders and authorizations required on the part of the Purchaser in connection with the execution, delivery or performance of this Agreement and the issuance of the Securities and the consummation of the other transactions contemplated herein have been obtained or made, other than such consents, approvals, orders and authorizations the failure of which to make or obtain, individually or in the aggregate, would not reasonably be expected to have a Purchaser Adverse Effect.

4.5 Absence of Litigation. There is no action, suit, proceeding, investigation or inquiry pending or, to the Purchaser’s knowledge, threatened by or before any governmental body against the Purchaser which, individually or in the aggregate, would reasonably be expected to have a Purchaser Adverse Effect, nor are there any orders, writs, injunctions, judgments or decrees outstanding of any court or government agency or instrumentality and binding upon the Purchaser that would reasonably be expected to have a Purchaser Adverse Effect.

4.6 Purchaser’s Financing. At the Closing, the Purchaser will have all funds necessary to pay to the Company the purchase price for the Securities in immediately available funds.

4.7 Brokers and Finders. The Purchaser has not retained, utilized or been represented by any broker or finder in connection with the transactions contemplated by this Agreement whose fees the Company would be required to pay (other than pursuant to the reimbursement of expenses provisions of Section 8.7 hereof).

4.8 Purchase Entirely for Own Account. The Purchaser is acquiring the Securities for its own account and not with a view to, or for sale in connection with, any distribution of the Securities in violation of the Securities Act. The Purchaser has no present agreement, undertaking, arrangement, obligation or commitment providing for the disposition of the Securities.

4.9 General Solicitation. The Purchaser is not purchasing the Securities as a result of any general solicitation or general advertising (within the meaning of Regulation D of the Securities Act), including, but not limited to, any advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or on the Internet or broadcast over radio, television or the Internet, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising.

4.10 Investor Status.

(a) The Purchaser certifies and represents to the Company that the Purchaser is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act.

(b) The Purchaser (i) is able to fend for itself in the transactions contemplated by this Agreement, (ii) has such knowledge and experience in financial and business matters as to be able to evaluate the risks and merits of its prospective investment in the Securities, and (iii) has the ability to bear the economic risks of its prospective investment and can afford the complete loss of such investment.

(c) The Purchaser (i) has conducted its own investigation of the Company and the terms of the Securities, (ii) has had access to the Company’s public filings and to such business, financial and other information as it deems necessary to make its investment decision, (iii) has been afforded the opportunity to ask questions of and receive answers from the management of the Company concerning this investment, and (iv) has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Securities.

4.11 Securities Not Registered. The Purchaser understands that the Securities have not been registered under the Securities Act, by reason of their issuance by the Company in a transaction exempt from the registration requirements of the Securities Act, and that the Securities must continue to be held by the Purchaser unless a subsequent disposition thereof is registered under the Securities Act or is exempt from such registration and in each case in accordance with any applicable securities laws of any state of the United States. The Purchaser understands that the exemptions from registration afforded by Rule 144 (the provisions of which are known to it) promulgated under the Securities Act depend on the satisfaction of various conditions including, but not limited to, the time and manner of sale, the holding period and on requirements relating to the Company which are outside of the Purchaser’s control and which the Company is under no obligation and may not be able to satisfy, and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

4.12 Legend. It is understood by the Purchaser that each certificate representing the Securities shall be endorsed with a legend substantially in the following form:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (B) AN OPINION OF COUNSEL (WHICH COUNSEL SHALL BE SELECTED BY THE HOLDER), IN A FORM REASONABLY ACCEPTABLE TO THE COMPANY, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT. NOTWITHSTANDING THE FOREGOING, THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES BUT ANY SUCH PLEDGE OR ANY RECOURSE THERETO SHALL NOT AFFECT THE FOREGOING RESTRICTIONS.”

The Company need not register a transfer of the Securities unless the conditions specified in the foregoing legend are satisfied. The Company may also instruct its transfer agent not to register the transfer of any of the Securities unless the conditions specified in the foregoing legend are satisfied.

4.13 Foreign Corrupt Practices. The Purchaser is not, nor, to the knowledge of the Purchaser, any director, officer, agent, employee or other Person acting on behalf of the Purchaser has, in the course of its actions for, or on behalf of, the Purchaser (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds, (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

4.14 Money Laundering Laws. The operations of the Purchaser are and have been conducted at all times in compliance with applicable financial record-keeping and reporting requirements of the Money Laundering Laws, and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its Subsidiaries with respect to the Money Laundering Laws is pending or, to the Company’s knowledge, threatened.

4.15 OFAC. The Purchaser is not, nor, to the Purchaser’s knowledge, any director, officer, agent, employee or affiliate of the Purchaser is currently subject to any U.S. sanctions administered by OFAC; and the Purchaser will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity, for the purpose of financing the activities of any person currently subject to any U.S. sanctions administered by OFAC.

5. Covenants.

5.1 Additional Issuances of Securities.

(a) From the date hereof until 24 months following the Closing Date (the “Trigger Date”), the Company will not, directly or indirectly, offer, sell, grant any option to purchase, or otherwise dispose of (or announce any offer, sale, grant or any option to purchase or other disposition of) any of its or its Subsidiaries’ equity or equity equivalent securities, including without limitation any debt, preferred stock or other instrument or security that is, at any time during its life and under any circumstances, convertible into or exchangeable or exercisable for shares of Common Stock or Common Stock Equivalents (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Company shall have first complied with this Section 5.1.

(b) The Company shall deliver to the Purchaser a written notice (the “Offer Notice”) of any bona fide proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (w) identify and describe the Offered Securities, (x) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, (y) identify the persons or entities (if known) to which or with which the Offered Securities are to be offered, issued, sold or exchanged and (z) offer to issue and sell to or exchange with the Purchaser an amount of the Offered Securities allocated based on the number of shares of Common Stock Beneficially Owned by the Purchaser in relation to the then-outstanding shares of Common Stock of the Company (the “Allocated Percentage”).

(c) To accept an Offer, the Purchaser must deliver a written notice to the Company prior to the end of the tenth (10th) Business Day after the Purchaser’s receipt of the Offer Notice (the “Offer Period”), electing to purchase all (and not less than all) of its Allocated Percentage of the Offered Securities (the “Notice of Acceptance”).

(d) The Company shall have sixty (60) Business Days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Purchaser (the “Refused Securities”), but only to the offerees described in the Offer Notice (if so described therein) and only upon terms and conditions (including, without limitation, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(e) In the event the Company shall propose to sell less than all the Refused Securities (any such sale to be in the manner and on the terms specified in Section 5.1(d) above) (the “Adjusted Number”), then the Purchaser shall reduce the number of the Offered Securities specified in its Notice of Acceptance to an amount equal to the product of the Allocated Percentage multiplied by the Adjusted Number.

(f) Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Purchaser shall acquire from the Company, and the Company shall issue to the Purchaser, the number or amount of Offered Securities specified in the Notice of Acceptance, as reduced pursuant to Section 5.1(e) above if the Purchaser has so elected, upon the terms and conditions specified in the Offer. The purchase by the Purchaser of any Offered Securities is subject in all cases to the preparation, execution and delivery by the Company and the Purchaser of a purchase agreement relating to such Offered Securities reasonably satisfactory in form and substance to the Company, the Purchaser and their respective counsel.

(g) The restrictions contained in this Section 5.1 shall not apply in connection with the issuance of any Excluded Securities.

(h) The Company shall have no liability to Purchaser in connection with this Agreement and the rights conferred by this Section 5.1 if it determines in its sole discretion not to consummate a sale or exchange in connection with an Offer.

5.2 Lock-Up Period.

Except in connection with transactions approved by the Board of Directors or transfers to Permitted Transferees, the Purchaser may not Transfer the Securities for a period of 24 months after Closing.

5.3 Board Designee.

(a) The Purchaser shall have the right to nominate pursuant to the terms and subject to the conditions of this Section 5.3 one nominee to the Board of Directors (the “Board Designee”), to serve as a director. The initial Board Designee shall be Shinichi Nagakura, to be appointed as soon as practicable after the Closing Date to fill a vacancy on the Board of Directors and to be nominated for election to the Board of Directors of the Company at the annual meeting to be held in 2013, as applicable in the event that the class to which the Board Designee is appointed stands for election in 2013 and in all events to be named as a director in the Company’s proxy statement in connection with the annual meeting to be held in 2013. Such nominee shall (i) be qualified and suitable to serve as a member of the Board of Directors under all applicable corporate governance policies or guidelines of the Company and the Board of Directors and applicable legal, regulatory and stock market requirements, (ii) have submitted to and completed to the reasonable satisfaction of the Board of Directors (including the Nominating Committee of the Board of Directors) a customary background check, and (iii) be acceptable to the Board of Directors (including the Nominating Committee of the Board of Directors) in its good faith discretion. The Board of Directors and the appropriate committees of the Board of Directors shall conduct the consideration of the qualifications, suitability and independence of a Board Designee, and make any determinations with respect thereto, in a manner consistent with considerations and determinations in respect of other members of the Board of Directors. Provided that the Board Designee then meets the requirements set forth in the second sentence of this Section 5.3(a) and the Purchaser Beneficially Owns at least 10% of the then outstanding shares of Common Stock, the Company’s Nominating Committee, subject to applicable fiduciary obligations, shall nominate the Board Designee for re-election as a director at the end of each term of such Board Designee as part of the slate proposed by the Company that is included in the proxy statement (or consent solicitation or similar document) of the Company relating to the election of the Board of Directors and will use its reasonable best efforts to cause the election of the Board Designee to the Board of Directors (including providing the same level of support as is provided for other nominees of the Company to the Board of Directors). In the event that the Board Designee ceases to be a member of the Board of Directors, so long as the Purchaser Beneficially Owns at least 10% of the then outstanding shares of Common Stock, the Purchaser may select another person as a nominee for Board Designee to fill the vacancy created thereby, if any, and, if the Board of Directors determines that such nominee meets the criteria set forth in the second sentence of this Section 5.3(a), such nominee shall become the Board Designee and shall be appointed to fill such vacancy. The Purchaser shall exercise its nomination right set forth herein by written notice to the Company, said notice to identify the Board Designee and provide such information regarding the Board Designee as may be necessary or advisable for the Board of Directors and Nominating Committee of the Board of Directors to make the determination set forth above.

(b) The Board Designee shall be subject to the policies and requirements of the Company and its Board of Directors, including the corporate governance guidelines of the Board of Directors and the Company’s Code of Ethics, in a manner consistent with the application of such policies and requirements to other members of the Board of Directors and in a manner that does not discriminate against the Purchaser. The Company shall compensate the Board Designee, reimburse their expenses, indemnify them and provide the Board Designee with director and officer insurance to the same extent it compensates, reimburses, indemnifies and provides insurance for the outside members of the Board of Directors pursuant to its organizational documents, applicable law or otherwise.

(c) The rights of the Purchaser pursuant to this Section 5.3 shall be specific to the Purchaser and shall be non-transferable.

(d) All obligations of the Company pursuant to this Section 5.3 shall terminate upon the first to occur of: (i) such time as the Purchaser does not Beneficially Own at least 10% of the then outstanding shares of Common Stock, (ii) the Company sells all or substantially all of its assets, (iii) any Person or “group” (as such term is used in Section 13 of the Exchange Act), directly or indirectly, obtains Beneficial Ownership of 50% or more of the total outstanding voting power of the Voting Stock, (iv) the Company participates in any merger, consolidation or similar transaction unless immediately following the consummation of such transaction the stockholders of the Company immediately prior to the consummation of such transaction continue to hold (in substantially the same proportion as their ownership of the Company’s voting stock immediately prior to the transaction) more than 50% of all of the outstanding common stock or other securities entitled to vote for the election of directors of the surviving or resulting entity in such transaction

(the events described in clauses (ii), (iii) and (iv) being hereinafter referred to as a “Change of Control”), (v) the Purchaser irrevocably waives and terminates all of its rights under this Section 5.3, (vi) the Board Designee is removed from the Board of Directors for cause by the stockholders of the Company or (vii) the Company delivers written notice that the Purchaser has breached the terms of this Agreement in any material respect and the Purchaser does not cure any such breach within 10 days of such notice, provided that no cure period shall apply if such breach is of a nature which cannot be cured. The date of termination pursuant to this clause (d) of the obligations of the Company pursuant to this Section 5.3 is sometimes referred to herein as the “Designee Termination Date”).

5.4 Information Rights.

(a) The Company shall provide the Purchaser with the following information so long as Purchaser Beneficially Owns at least 10% of the then outstanding shares of Common Stock and no Change of Control shall have occurred:

(i) if at any time the Company is no longer required to file reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act, unaudited quarterly (as soon as available and in any event within 45 days of the end of each quarter) and audited (by a nationally recognized accounting firm) annual (as soon as available and in any event within 90 days of the end of each year) financial statements prepared in accordance with GAAP, which statements shall include:

(1) the consolidated balance sheets of the Company and its Subsidiaries and the related consolidated statements of income, shareholders’ equity (with respect to annual reports only) and cash flows;

(2) a comparison to the corresponding data for the corresponding periods of the previous fiscal year;

(3) a reasonably detailed narrative descriptive report of the operations of the Company and its Subsidiaries in the form and to the extent prepared for presentation to the Board of Directors of the Company for the applicable period and for the period from the beginning of the then current fiscal year to the end of such period; and

(ii) to the extent the Company is required by law or pursuant to the terms of any outstanding indebtedness of the Company to prepare such reports, any annual reports, quarterly reports and other periodic reports pursuant to Section 13 or 15(d) of the Exchange Act actually prepared by the Company as soon as available (provided, that any such reports shall be deemed to have been provided when such reports are publicly available via the SEC’s EDGAR system or any successor to the EDGAR system).

5.5 Specific Performance. The Purchaser and the Company agree that irreparable damage would occur and that the Company and the Purchaser, as applicable, would not have any adequate remedy at law in the event that any of the provisions of 5.2 (Board Designee) were not performed in accordance with their specific terms or were otherwise breached. Accordingly, the

Purchaser and the Company agree that the Company and the Purchaser, as applicable, shall without the necessity of proving the inadequacy of money damages or posting a bond be entitled to an injunction or injunctions to prevent breaches of such Sections and to enforce specifically the terms, provisions and covenants contained therein, this being in addition to any other remedy to which they are entitled at law or in equity.

5.6 Use of Proceeds. The Company shall use the proceeds from the sale of the Securities solely to fund acquisitions and international expansion and for general corporate purposes and may be used to buy back Common Stock from holders of Common Stock other than the Purchaser or its Affiliates.

5.7 Standstill. Purchaser agrees that, for a period ending on the later to occur of (ii) the second anniversary of the Closing Date and (ii) the date that the Purchaser no longer owns at least 7.5% of the outstanding Common Stock (the “Standstill Period”), unless specifically approved by the Board of Directors, the Purchaser shall not, and shall cause its Affiliates, any investment fund or holding company directly or indirectly, managed or controlled by the Purchaser or any other Person acting on Purchaser’s behalf not to, in any manner:

(a) effect, seek, publicly offer or publicly propose to effect, or cause or participate in, or in any way assist any other Person to effect, seek, publicly offer or publicly propose to effect or participate in, individually or as part of a group:

(i) any acquisition of (x) any securities (or Beneficial Ownership thereof) that results in Purchaser Beneficially Owning more than 5% of the Company’s then outstanding Common Stock (excluding the Securities) or (y) all or substantially all of the assets of the Company or any of its Subsidiaries;

(ii) any tender or exchange offer, merger or other business combination involving the Company or any of its Subsidiaries;

(iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect the Company or any of its Subsidiaries; or

(iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company;

(b) form, join or in any way participate in a “group” (as defined under the Exchange Act) with respect to the securities of the Company;

(c) make any public announcement with respect to any extraordinary transaction or merger, consolidation, sale of substantial assets or business combination involving the Company or its securities or assets;

(d) otherwise act, alone or in concert with others, to seek to control or influence the management, Board of Directors or policies of the Company;

(e) take any action which would reasonably be expected to force the Company to make a public announcement regarding any of the types of matters set forth in (a) above; or

(f) enter into any discussions or arrangements with any third party with respect to any of the foregoing;

provided that in no event shall the provisions of this Section 5.7 prohibit the Purchaser from (i) receiving Common Stock as a result of dividends or stock splits authorized by the Board of Directors where all holders of the Common Stock participate on a ratable basis, (ii) at its option, increasing its Beneficial Ownership to include additional shares of Common Stock so long as the Purchaser does not Beneficially Own more than 5% of the Company’s then outstanding Common Stock (excluding the Securities), or (iii) presenting a proposal on a confidential basis to the Board of Directors with respect to a transaction described in 5.7(a)(i)-(iii) above.

Notwithstanding anything set forth herein, this paragraph 5.7 shall terminate upon (A) the acquisition by any person or group of beneficial ownership of voting securities of the Company representing 25% or more of the then outstanding voting securities of the Company; (B) the announcement or commencement by any person or group of a tender or exchange offer to acquire voting securities of the Company, which, (1) is recommended by the Board of Directors in a Schedule 14d-9 and (2) if successful, would result in such person or group owning, when combined with any other voting securities of the Company owned by such person or group, 20% or more of the then outstanding voting securities of the Company; or (C) the entry into by the Company of any merger, sale or other business combination transaction pursuant to which the outstanding shares of common stock of such party would be converted into cash or securities of another person or group or 50% or more of the then outstanding shares of common stock of the Company, or surviving, resulting or parent entity would be owned by persons other than the then current holders of shares of common stock of the Company, or which would result in all or a substantial portion of the Company’s assets being sold to any person or group.

5.8 NASDAQ Listing

For so long as the Company is required to be a reporting Person under applicable securities laws and subject to the listing rules of The NASDAQ Stock Market, the Company shall use its commercially reasonable efforts to maintain the listing of shares of its Common Stock on The NASDAQ Stock Market.

5.9 Further Assurances. Each party agrees to cooperate with each other and their respective officers, employees, attorneys, accountants and other agents, and, generally, do such other reasonable acts and things in good faith as may be necessary to effectuate the intents and purposes of this Agreement, subject to the terms and conditions hereof and compliance with applicable law, including taking reasonable action to facilitate the filing of any document or the taking of reasonable action to assist the other parties hereto in complying with the terms hereof.

6. Conditions Precedent.

6.1 Conditions to the Obligation of the Purchaser. The obligations of the Purchaser to consummate the transactions to be consummated at the Closing, and to purchase and pay for the Securities at the Closing pursuant to this Agreement, are subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties of the Company contained herein shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date except as would not reasonably be expected to constitute a Material Adverse Effect.

(b) The Company shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Company on or prior to the Closing Date.

(c) The Purchaser shall have received a certificate, dated the Closing Date, signed by the Chief Executive Officer or the Chief Financial Officer of the Company, certifying on behalf of the Company that the conditions specified in the foregoing Sections 6.1(a) and (b) have been fulfilled.

(d) The purchase of and payment for the Securities by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(e) The Company shall have executed and delivered the Registration Rights Agreement in the form attached hereto as Exhibit A (the “Registration Rights Agreement”) to the Purchaser.

(f) The Purchaser shall have received from counsel to the Company, an opinion substantially in the form attached as Exhibit B hereto.

(g) The Company shall have executed and delivered the amendment to the Rights Plan, in the form attached hereto as Exhibit C (the “Rights Plan Amendment”), to the Purchaser.

(h) The Company shall have executed and delivered the Disclosure Letter in the form attached hereto as Exhibit D (the “Disclosure Letter”).

(i) The Board of Directors shall have adopted a resolution for purposes of Section 203 of the General Corporation Law of the State of Delaware that expressly approves (i) the purchase of the Securities pursuant to this Agreement and (ii) increases in the Purchaser’s Beneficial Ownership to include additional shares of Common Stock so long as the Purchaser does not Beneficially Own more than 5% of the Company’s then outstanding Common Stock (excluding the Securities).

(j) The Company shall have filed an additional share application with The NASDAQ Stock Market and received preliminary approval, subject only to review by The NASDAQ Stock Market of the final Transaction Agreements.

6.2 Conditions to the Obligation of the Company. The obligation of the Company to consummate the transactions to be consummated at the Closing, and to issue and sell to the Purchaser the Securities to be purchased by it at the Closing pursuant to this Agreement, is subject to the satisfaction or waiver of the following conditions precedent:

(a) The representations and warranties contained herein of the Purchaser shall be true and correct on and as of the Closing Date, with the same force and effect as though made on and as of the Closing Date.

(b) The Purchaser shall have performed in all material respects all obligations and conditions herein required to be performed or observed by the Purchaser on or prior to the Closing Date.

(c) The purchase of and payment for the Securities by the Purchaser shall not be prohibited or enjoined by any law or governmental or court order or regulation.

(d) The Purchaser shall have executed and delivered the Registration Rights Agreement to the Company.

7. Termination.

7.1 Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time before the Closing (a) by mutual consent of the Company and the Purchaser, or (b) by either the Company or the Purchaser if the Closing shall not have occurred on or prior to 1:00 p.m., California time, on May 17, 2013.

7.2 Effect of Termination. In the event of any termination pursuant to Section 7.1 hereof, this Agreement shall become null and void and have no effect, with no liability on the part of the Company or the Purchaser, or their directors, officers, agents or stockholders, with respect to this Agreement, except for liability for any willful breach of this Agreement.

8. Miscellaneous Provisions.

8.1 Public Statements or Releases. Neither the Company nor the Purchaser shall make any public announcement with respect to the existence or terms of this Agreement or the transactions provided for herein without the prior approval of the other parties, which shall not be unreasonably withheld or delayed, other than a statement consistent with public announcements that were previously made by a party hereto in accordance with this Section 8.1. Notwithstanding the foregoing, nothing in this Section 8.1 shall prevent any party from making any public announcement it considers necessary in order to satisfy its obligations under the law or under the rules of any national securities exchange, including the reporting and filing by the Company of this Agreement in accordance with applicable SEC Rules.

8.2 Interpretation. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement will refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and subsection references are to this Agreement unless otherwise specified. The headings in this Agreement are included for convenience of reference only and will not limit or otherwise affect the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The phrases “the date of this Agreement,” “the date hereof” and terms of similar import, unless the context otherwise requires, will be deemed to refer to the date set forth in the first paragraph of this Agreement. The meanings given to terms defined herein will be equally applicable to both the singular and plural forms of such terms. All matters to be agreed to by any party hereto must be agreed to in writing by such party unless otherwise indicated herein. References to agreements, policies, standards, guidelines or instruments, or to statutes or regulations, are to such agreements, policies, standards, guidelines or instruments, or statutes or regulations, as amended or supplemented from time to time (or to successors thereto).

8.3 Notices. Any notices or other communications required or permitted to be given hereunder shall be in writing and shall be deemed to be given when delivered in person or by private courier with receipt, if telefaxed when verbal or email confirmation from the recipient is received, or three (3) days after being deposited in the United States mail, first-class, registered or certified, return receipt requested, with postage paid and:

(a) If to the Company, addressed as follows:

PFSweb, Inc.

505 Millennium Drive

Allen, TX 75013

Att: Tom Madden, Chief Financial Officer

with a copy to:

Wolff & Samson PC

One Boland Drive

West Orange, NJ 07052

Att: Morris Bienenfeld, Esq.

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, NY 10019-6064

Att: Ariel J. Deckelbaum, Esq.

(b) If to the Purchaser, addressed as follows:

transcosmos inc.

21-25-18 Shibuya, Shibuya-ku

Tokyo 150-8530

Japan

Attn: Masataka Okuda, President & COO

Tel: 81-3-4363-0290

Fax: 81-3-4363-1290

with a copy to:

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, CA 94304

Attn: Michael Occhiolini, Esq.

Tel: 650-493-9300

Fax: 650 -493-6811

Any Person may change the address to which notices and communications to it are to be addressed by notification as provided for herein.

8.4 Severability. If any part or provision of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any jurisdiction, the invalid or unenforceable part or provisions shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of such part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the parties hereto.

8.5 Governing Law; Submission to Jurisdiction; Venue; Waiver of Trial by Jury.

(a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to choice of laws or conflicts of laws provisions thereof that would require the application of the laws of any other jurisdiction, except to the extent that mandatory principles of Delaware law may apply.

(b) The Company and the Purchaser hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating solely to this Agreement or the transactions contemplated hereby, to the general jurisdiction of the any New York State or United States Federal court sitting in the City of New York, Borough of Manhattan in the State of New York;

(ii) consents that any such action or proceeding may be brought in such courts, and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same to the extent permitted by applicable law;

(iii) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the party, as the case may be, at its address set forth in Section 8.3 or at such other address of which the other party shall have been notified pursuant thereto;

(iv) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction for recognition and enforcement of any judgment or if jurisdiction in the courts referenced in the foregoing clause (i) are not available despite the intentions of the parties hereto;

(v) agrees that final judgment in any such suit, action or proceeding brought in such a court may be enforced in the courts of any jurisdiction to which such party is subject by a suit upon such judgment, provided that service of process is effected upon such party in the manner specified herein or as otherwise permitted by law;

(vi) agrees that to the extent that such party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process with respect to itself or its property, such party hereby irrevocably waives such immunity in respect of its obligations under this Agreement, to the extent permitted by law; and

(vii) irrevocably and unconditionally waives trial by jury in any legal action or proceeding in relation to this Agreement.

8.6 Waiver. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or be construed as, a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

8.7 Expenses. The Company shall reimburse the Purchaser for its reasonable and documented out-of-pocket fees and expenses, including the fees and expenses of attorneys, accountants and consultants employed by the Purchaser, incurred in connection with the proposed investment in the Securities, the negotiation of the Transaction Agreements and the consummation of the transactions contemplated thereby, which shall not exceed $50,000 without the Company’s prior written consent. Following the Closing, the Company shall pay such fees and expenses upon receipt from Purchaser of written notice detailing such fees and expenses, together with appropriate supporting documentation evidencing the calculation of the amount of such fees and expenses.

8.8 Assignment. Neither party may assign its rights or obligations under this Agreement or designate another person (i) to perform all or part of its obligations under this Agreement or (ii) to have all or part of its rights and benefits under this Agreement, in each case without the prior written consent of (x) the Company and (y) the Purchaser. In the event of any assignment in accordance with the terms of this Agreement, the assignee shall specifically assume and be bound by the provisions of the Agreement by executing a writing agreeing to be bound by and subject to the provisions of this Agreement and shall deliver an executed counterpart signature page to this Agreement and, notwithstanding such assumption or agreement to be bound hereby by an assignee, no such assignment shall relieve any party assigning any interest hereunder from its obligations or liability pursuant to this Agreement.

8.9 Confidential Information. The Purchaser acknowledges that from time to time, the Purchaser may be given access to non-public, proprietary information with respect to the Company (“Confidential Information”). For purposes hereof, for the Purchaser, Confidential Information does not include, however, (i) information which is or becomes generally available to the public in accordance with law other than as a result of a disclosure by the Purchaser or its directors, managing members, officers, employees, agents, legal counsel, financial advisors, accounting representatives or potential funding sources (“Representatives”) or its Affiliates, subsidiaries or franchisees in violation of this Section 8.9 or any other confidentiality agreement to which the Company is a party or beneficiary, (ii) is, or becomes, available to the Purchaser on a non-confidential basis from a source other than the Company or any of its Affiliates or any of its Representatives, provided, that such source was not known to the Purchaser (after reasonable investigation) to be bound by a confidentiality agreement with, or any other contractual, fiduciary or other legal obligation of confidentiality to, us or any of our subsidiaries or any of the Company’s representatives, (iii) is already in the Purchaser’s possession (other than information furnished by or on behalf of the Company or directors, officers, employees, representatives and/or agents of the Company), or (iv) is independently developed by the Purchaser without violating any of the confidentiality terms herein. The Purchaser agrees (i) except as required by law or regulatory or legal process, to keep all Confidential Information confidential and not to disclose or reveal any such Confidential Information to any person other than those of its Representatives who need to know the Confidential Information for the purpose of evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Securities and to cause those Representatives to observe the terms of this Section 8.9 and (ii) not to use Confidential Information for any purpose other than in connection with evaluating, monitoring or taking any other action with respect to the investment by the Purchaser in the Securities. The provisions of this Section 8.9 are in addition to the terms and provisions of that certain Mutual Nondisclosure Agreement dated April 25, 2013 between the Company and Transcosmos America, Inc. (the “NDA”) which shall continue in full force and effect.

8.10 Third Parties. Nothing in this Agreement, express or implied, is intended to confer on any Person other than the parties to this Agreement any rights, remedies, claims, benefits, obligations or liabilities under or by reason of this Agreement, and no Person that is not a party to this Agreement (including, without limitation, any partner, member, shareholder, director, officer, employee or other Beneficial Owner of any party to this Agreement, in its own capacity as such or in bringing a derivative action on behalf of a party to this Agreement) shall have any standing as a third party beneficiary with respect to this Agreement or the transactions contemplated hereby.

8.11 Counterparts. This Agreement may be signed in any number of counterparts, including by pdf transmission, each of which shall be an original, but all of which together shall constitute one instrument.

8.12 Entire Agreement; Amendments. This Agreement and the other Transaction Agreements and the NDA constitute the entire agreement between the parties hereto respecting the subject matter hereof and supersedes all prior agreements, negotiations, understandings, representations and statements respecting the subject matter hereof, whether written or oral. No modification, alteration, or change in any of the terms of this Agreement shall be valid or binding upon the parties hereto unless made in writing and duly executed by the Company and the Purchaser. The Company and the Purchaser may by an instrument signed in writing by such parties waive the performance, compliance or satisfaction by the Purchaser or the Company, respectively, with any term or provision hereof or any condition hereto to be performed, complied with or satisfied by the Purchaser or the Company, respectively.

8.13 Survival. The representations and warranties contained in this Agreement shall terminate (including any certificate delivered pursuant to this Agreement at the Closing) upon the first to occur of the Closing or the termination of this Agreement pursuant to Section 7.1 hereof; provided that the representations and warranties contained in Sections 3.1, 3.2, 3.4 and 3.5 of this Agreement shall not terminate at the Closing and shall survive thereafter.

[Remainder of Page Intentionally Left Blank.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

COMPANY:

PFSWEB, INC.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]

PURCHASER:

TRANSCOSMOS INC.

By:
Name:
Title:

[Signature Page to Securities Purchase Agreement]